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Important Information
The following includes a transcript of the conference call held by QUALCOMM Incorporated (“Qualcomm”) on January 5, 2011 to announce that it had entered into a definitive agreement with Atheros Communications, Inc. (“Atheros”) and the related slides used in the call.
Additional Information and Where to Find It
In connection with the proposed transaction, Atheros intends to file a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). Before making any voting decision with respect to the proposed transaction, stockholders of Atheros are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Atheros with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Atheros at www.atheros.com or by contacting Atheros Investor Relations at: David.Allen@Atheros.com and 408.830.5762.
Participants in the Solicitation
Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros’ stockholders in favor of the proposed transaction. A list of the names of Atheros’ executive officers and directors and a description of their respective interests in Atheros are set forth in the proxy statement for Atheros’ 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.
Conference Call Transcript
QCOM — QUALCOMM Incorporated
Qualcomm to Acquire Atheros Conference Call
01/05/11 / 08:30AM ET
CORPORATE PARTICIPANTS
Warren Kneeshaw
Qualcomm Incorporated — IR
Paul Jacobs
Qualcomm Incorporated — Chairman & CEO
Steve Mollenkopf
Qualcomm Incorporated — EVP & Group President
Craig Barratt
Atheros Communications, Inc. — President & CEO
Bill Keitel
Qualcomm Incorporated — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Brian Modoff
Deutsche Bank — Analyst
James Faucette
Pacific Crest Securities — Analyst
Simona Jankowski
Goldman Sachs — Analyst
Maynard Um
UBS — Analyst
Rod Hall
JPMorgan — Analyst
Mark Sue
RBC Capital Markets — Analyst
Mark McKechnie
Gleacher & Co. — Analyst
Stacy Rasgon
Sanford Bernstein — Analyst
Jonathan Goldberg
Deutsche Bank — Analyst
Romit Shah
Nomura Securities — Analyst
Arnab Chanda
Roth Capital — Analyst
David Wong
Wells Fargo — Analyst
Gus Richard
Piper Jaffray — Analyst
Craig Berger
FBR Capital Markets — Analyst
Alex Gauna
JMP Securities — Analyst

OPERATOR
Ladies and gentlemen, thank you for standing by. Welcome to the Qualcomm Announces its Definitive Agreement to Acquire Atheros conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions) As a reminder this conference call is being recorded January 5, 2011. The playback number for today’s call is 1-800-642-1687. International callers please dial 706-645-9291. The playback reservation number is 35060578. I would now like to turn today’s call over to Warren Kneeshaw, Vice President of Investor Relations. Mr. Kneeshaw, please go ahead.
WARREN KNEESHAW
Thank you, Celeste. Good morning, everyone, and welcome to our conference call regarding the announcement of Qualcomm’s pending acquisition of Atheros. Today’s call will include brief remarks by Dr. Paul Jacobs, Steve Mollenkopf, and Dr. Craig Barratt, President and Chief Executive Officer of Atheros. In addition, Bill Keitel will join the question-and-answer session. An Internet presentation and audio broadcast accompany this call and you can access them by visiting www.qualcomm.com. We may make forward-looking statements relating to our expectations and other future events that are subject to a number of risks and uncertainties and these expectations may differ materially from Qualcomm’s actual results. Please review our SEC filings for a detailed presentation of each of our businesses and associated risks and other important factors that may cause our actual results to differ from these forward-looking statements. Before making any voting decision with respect to the proposed acquisition, investors are urged to read Atheros’ proxy statement and other relevant materials when they become available because they will contain important information about the transaction. With that I would like to turn it over to Qualcomm’s Chairman and Chief Executive Officer, Dr. Paul Jacobs.
PAUL JACOBS
Thanks, Warren, and good morning, everyone. Thanks for joining us. I am very pleased to announce our planned acquisition of Atheros; a company that many of you are well acquainted with. They are a leader in connectivity and networking solutions, and they have a strong track record of execution, growth and financial performance. This said, this acquisition makes sense on a lot of levels. From a vision standpoint, we believe that communications capability will go into more and more devices in the world around us and that the phone will be used to interact with these devices. From a strategy standpoint, we will continue to lead in technology through significant R&D investments and this acquisition allows us to profit from those investments across a larger base of devices. From a tactical standpoint, we will have access to a strong team and a new set of technologies, partners, and distribution channels and we will also be able to broaden our relationships with existing customers. Now in terms of the specifics of the deal, we have entered into a definitive agreement to purchase Atheros for $45 per share in cash for an enterprise value of $3.1 billion. The transaction has been approved by the Qualcomm and Atheros Boards of Directors, and we expect the transaction to close in the first half of 2011. Atheros will become known as Qualcomm Networking and Connectivity, or QNC, and Craig Barratt will continue as President of QNC, reporting to Steve Mollenkopf. And we are looking forward to working even more closely with Craig. Excluding amortization of acquired intangibles, we expect the acquisition to be modestly accretive to earnings per share in fiscal 2012, the first full year of operation, and we will finalize our estimates of the transaction’s financial impact, as well as the accounting, for the transaction upon deal close. Personally I am very excited about this acquisition. We have had a close working relationship with Atheros, and I am confident that our teams will come together quickly and effectively. And now I would like to turn the call over to Steve Mollenkopf for some specifics.
STEVE MOLLENKOPF
Thanks, Paul. Good morning, everyone. Thanks for joining us on the call. Our announcement today is an important step for our business. It is a clear indication of our strategy to move aggressively into silicon beyond cellular. We believe that it will expand our opportunities with new products, new customers, and new sales channels. It will enable us to grow a platform business in additional areas such as consumer electronics, networking, and computing. You have heard us talk about our vision around the convergence of mobility computing and consumer electronics. Our announcements today should be viewed as a statement about our commitment to provide a complete set of solutions to address this trend as it is clearly unfolding in front of us today. You have also seen us execute on our strategy for quite some time. We lead with technology and win by providing complete system solutions. This acquisition provides us a wider set of products and technologies to expand that strategy. This acquisition will allow us to build upon our capabilities and add to our suite of best-in-class technology assets. Our strong portfolio of products, historically focused on modems and integrated application processors for cellular, will be supplemented with Atheros’ wireless LAN, Ethernet, Bluetooth, GPS, Passive Optical Networking, and powerline solutions. We are also excited about the fact that we are acquiring a proven leader with a strong existing product portfolio, mature sales channels, and an outstanding team that, like us, clearly has a focus on execution. This acquisition significantly expands our opportunities as a semiconductor provider. With this incremental set of products, channels, and customers, we can accelerate the extension of our technologies and platforms beyond cellular to computing, consumer electronics, and networking, both home and enterprise. I would like to congratulate Craig and the rest of the Atheros team on their accomplishments. We have worked with Atheros for many years and know them well. They have built a strong organization and a very successful business. I am excited about today’s news and the opportunities this creates, and I look forward to working with the Atheros team. With that I will now turn the call over to Craig.

CRAIG BARRATT
Thank you, Paul and Steve. I would just like to add a few comments before we turn it over to Q&A. As Paul and Steve mentioned, the two companies have had a long-standing, successful working relationship. We are very familiar with Qualcomm’s capabilities, including their technology leadership and their commitment to execution. We have the same focus and strong track record of success at Atheros. We have similar engineering cultures and approaches to the marketplace. As an example, we have successfully collaborated with Qualcomm on reference design projects in the mobile space for years. I agree with Paul that there is a strong alignment between the teams, and I am looking forward to hitting the ground running. Clearly, this has been an exciting start to the new year for Atheros. The combination of the two companies is a very exciting opportunity for our stockholders, our employees, and our customers. Bringing together these like-minded teams and their best-in-class technologies will allow us to offer a broad range of system solutions to our customers. Personally, I am excited about the growth opportunities for the combined businesses as well as Atheros’ new role upon close as Qualcomm Networking and Connectivity. With that I will hand the call back to Warren.
WARREN KNEESHAW
Thank you, Craig. Operator, we are ready for questions.
NEW SECTION
OPERATOR
(Operator Instructions) Brian Modoff, Deutsche Bank.
BRIAN MODOFF
Hi guys. Congratulations on the merger. A question for you; Atheros has some non-WiFi-based revenues. What are your plans with that area of the company? Are you planning to keep the entirety of Atheros or would you perhaps look at selling this off to other vendors that might be able to leverage them more efficiently? Thank you.
STEVE MOLLENKOPF
Brian, this is Steve. Thank you, first of all. No, actually our view at this point is really to leverage the basket of technologies that Atheros brings to us and really use that in addition to the channels. Technologies and channels are both important here. to grow our ability to provide platforms, I think, into new segments, really. So I really think more we are in the process of continuing to develop those basket of technologies versus whittle it down.
BRIAN MODOFF
Then real quick also, Steve, when would you have combination chips available in the market where you are combining — you already have your GPS, you have Bluetooth, now you have obviously WiFi. When do you think you would have combo chips into the market for smartphones and tablets? Also, would you — did you have another strategy perhaps embedding the WiFi technology with your modems? How do you see that strategy? Do you plan to embed and, if you plan to do combos, when would you have combos available?
STEVE MOLLENKOPF
Well, Brian, I think really no change in strategy I think for either of the entities. We very much believe, based on what we have announced already, that integrating in products is actually very beneficial at the platform level. And, in fact, our existing plans for the 8960 and our existing wireless LAN products lines that are based off of our internal Qualcomm internal solution will continue to move forward and we are very pleased with how that is going. In addition, though, you get access to connectivity products and even in the case of wireless LAN you get access to connectivity that is actually optimized for markets outside of mobile. I think over time you will start to see some scale synergy, as well as you are just engaging in more of the market. I think you become more of a hardened solution that way. I think there is some real — because you are engaging with many, many markets you tend to be able to lead more in the individual markets, so it’s really a scale advantage. But I don’t think there is — we are thinking of a change in strategy either from the platform level or how we address the individual products. Maybe I could ask Craig if he could give his comments as well.
CRAIG BARRATT
Yeah, Brian, I think we really have a shared vision about expansion together into a variety of new technologies and segments, so it’s a lot more than just about WiFi. As you know, Atheros already has a much broader portfolio of connectivity technologies really driving the connected home, driving consumer devices. And many of these markets — many of these segments are separate from the cellular market. So it’s more than WiFi; it’s more than cellular platforms. It’s really about driving a broad portfolio of technologies into additional segments.
BRIAN MODOFF
Okay. All right, guys, good luck. Thank you.
OPERATOR

James Faucette, Pacific Crest.
JAMES FAUCETTE
Thank you very much. First, in terms of the impact from the combination of the two companies, can you talk a little bit about, Steve, maybe where you see some opportunities for leverage beyond just the product portfolio itself, particularly from a cost savings perspective? And then secondly, from a strategic standpoint following on kind of where Brian was headed, where should we be thinking about the best opportunities to get the leverage from the combination of the two companies? Is this into the traditional handset business where Qualcomm has always played or should we be thinking more about the opportunities outside of handsets in areas like tablets or even smartmeters, etc.? Thank you.
BILL KEITEL
Good morning, James. It’s Bill Keitel. On the opportunities beyond the technology and the channel, as Steve mentioned, we are very impressed by Atheros’ capability and position in their channel. We have built in some good synergies into our forward forecast. It comes more about from how we see the development aligning rather than an immediate impact to one or another organization. So in effect, the synergies that we are seeing are more so of a — with the combination we expect to be hiring less people than what we otherwise would have done. But still the primary synergy we are seeing here is, as Steve said, it’s the products and technologies and the expansion of our opportunities here as we go forward.
STEVE MOLLENKOPF
That is right. This is Steve, James . We have very similar — I think it’s very complementary technologies actually. And we see a lot of the benefit actually about growing our top line as well as our ability to really meet this strategic opportunity that we have been talking about where we think what is happening really is that with the growth of smartphones and really mobile OSes you are starting to see, I think, a very broad change in the way computing happens. Not just in the phone but also in a lot of adjacent markets which we think are going to have similar platform requirements to the phone. However, when you go into those requirements, you go into those new areas I think there is going to be a need for different channels as well and a different basket of goods in terms of technologies in order to do that. Now we get, I think, a number of those things covered with this acquisition and we really start with the position of a leader, which we are very excited about. So it’s very much a continuation of the same trend we have been talking about. We think it’s going to expand into different markets. It will help us, of course, in our home market of cellular, but we really look at it more as this is cellular expanding into other markets. And as we go we are going to need new assets and new people to help us get there.
OPERATOR
Simona Jankowski, Goldman Sachs.
SIMONA JANKOWSKI
Good morning and thank you very much. Steve, I think at the analyst day in November you had talked about having a Snapdragon product this year on 28 nanometer which was going to integrate connectivity including WiFi. So just curious if that is still on track and will that include your own WiFi or the Atheros solution? And then just related to that point, I think from a technology perspective integrating WiFi in with a chipset is a pretty significant engineering challenge. So how much visibility do you have on whether integrating Atheros’ silicon will make that challenge any easier than it has been so far?
STEVE MOLLENKOPF
Sure. No change actually to our announced plans on 8960 or even our stand-alone wireless LAN plans that we have announced and have been executing on for some time. So we will continue to work on that solution. It’s on track and we are quite pleased with that approach. I think long term there is an opportunity to merge the roadmaps. However, I think it’s important — and maybe I could ask Craig to comment a little bit more on this — it’s important to understand that wireless LAN is a very broad category of technologies. Our particular implementation that we have today is focused really on that integration aspect that you mentioned, really optimized for using against our chipset. But it’s a very broad product category and maybe, Craig, you could expand on that a little bit? You could maybe help explain.
CRAIG BARRATT
Sure, that is right. Certainly the WiFi market is really quite broad in terms of product types and the specific channels and segments. The mobile market, based on cellular platforms, clearly has been growing strongly. One thing I should make clear is, as you know, Atheros and Qualcomm have partnered together for many years. This announced transaction really has nothing to do with the WiFi capability on Qualcomm’s side having any issues or challenges on mobile platforms. It is so much more about driving WiFi into additional channels, additional segments. The type of WiFi technology that is necessary in networking platforms like gateways and routers, set-top boxes and TVs, in consumer platforms as well are really very, very different to those in mobile devices and that requires a significant additional level of capability and resources to address those channels and segments. And so, just as Steve mentioned, it’s really about adding a broad horizontal capability in a set of new technologies, including WiFi, addressing a broad set of channels in addition to getting that much more capable in the vertical platforms that Qualcomm has so capably grown and delivered in the mobile and cellular markets.
OPERATOR
Maynard Um, UBS.
MAYNARD UM
Hi. Thank you. Can you just talk a little bit more about the new markets and the synergies? I understand the connected home but it doesn’t really strike me that getting into TVs will help to drive QCT, so I am trying to understand the synergies between the two companies. What does Qualcomm bring to Atheros? What does Atheros bring to -? I understand what Atheros brings to Qualcomm, but in particular I guess how does being under the Qualcomm umbrella help Atheros as well? Because I am just trying to understand how there are synergies between the two businesses in terms of overlap of cross-selling and things like that. And then if you can also just talk about the process of the acquisition, was there an open auction for the company? Thanks.
STEVE MOLLENKOPF
Sure, Maynard, this is Steve. In terms of synergies, one thing that I just want to try to talk a little bit about — our view of what is happening in the market. First of all, we think that the platform strength of smartphones is really going to generate an enormous pressure on a number of adjacent markets to adopt a similar type technology platform. And you are already starting to see that in the case of tablets where the tablets, instead of using technology which historically may have come from platform technology which may have historically come from the PC world, it is really pulled the phone world up, including bringing technology providers and application suppliers from that world. As we start to drive that strategy, which has been a stated strategy for some time, we start to encounter really two areas that we think are addressed by this acquisition. The first one is that you start to encounter more technology that you need to connect to different things than you need to connect to in the phone. In the case of — and we would kind of broadly call that networking or connectivity, and it’s really building on what Craig said was an example. The wireless LAN that you might need to support a platform play in a tablet may be different than what you use for a handset. As we do that we either have to invest in that or we need to partner and so we obviously know which direction we went there. We think there is going to be a lot of momentum in other markets in a lot of places where people are going to want to have that same smartphone experience but throughout their entire daily life. And I think it’s going to really require us to add a larger platform of goods and technologies that the Atheros team has. In addition, for us to grow a platform business outside of our traditional customer base, you need to have, I think, a mature and well operating sales channel and the ability really to make money at doing that. We really have been impressed over the years as we have worked with the Atheros team as how they are able to manage their channel. And so I think you get really a different channel, a different set of technologies and you are doing that at a time when the industry is changing quite a bit. And you do it from, I think, a leadership position instead of having to run and catch up. So that is really how we view it.
OPERATOR
Rod Hall, JPMorgan.
ROD HALL
Thanks for taking my question. I have just got a couple of quick ones. One is with regards to royalty streams. I wonder if — Atheros was a pretty early mover in WiFi so could you just comment on whether there is any intellectual property that you are getting there that would generate ongoing royalty streams. And then the second question that I had, you are talking a lot about connectivity in these adjacent markets. Do you have ambitions and does this indicate some sort of a strategy to move beyond just connectivity though and maybe leverage your application processor platforms into some of these other markets? I mean TVs now are basically computers themselves so I wonder if you can just comment on what the opportunity in those adjacent markets might look like.
PAUL JACOBS
This is Paul. So to comment on the IP, this acquisition is primarily focused on products and a new distribution channels, new partnerships. To the extent that we do licensing in Qualcomm it tends to be portfolio licensing, so that encompasses sort of all of the patents in our portfolio.
ROD HALL
Paul, could you just comment on whether — does that — but does this add to that portfolio so that you would potentially be able to get back more from it or not really very much?
PAUL JACOBS

It adds to the portfolio. There is more IP in our portfolio, but we generally do full portfolio license. If you look at our model over time, every time we have added a new technology it’s not like we have gone back to the market and asked them, here give us a little bit more, a little bit more each time. It’s generally the way that we work is we set up licensing deals with our partners and say you get whatever we create. Obviously that is a general statement and there are some specifics that are different, but generally I would say this is not intended as an incremental licensing opportunity.
ROD HALL
Okay.
CRAIG BARRATT
Rod, this is Craig; I will take a second question. Just as Steve reflected in his previous answer, the evolution of mobile and cellular technology is really starting to outstrip what is necessary in many of these other segments and channels as we see in the connected home. So we just see it as a tremendous opportunity to leverage those technologies which are now being so successfully deployed in mobile devices, like tablets and smartphones, into other channels and segments like the connected home. The other megatrend which is really important is there is simply more and more connected devices all seamlessly interconnected. And so having a common set of technologies that can be used to drive media and content between multiple devices throughout the home, whether it’s wide-area connections or whether it’s local area connections, we think is an important trend over the next several years which a broader portfolio of technologies will allow us to address very successfully.
ROD HALL
Yes, I guess I was just wondering if Snapdragon ends up selling into some of these adjacent markets. We are thinking about Snapdragon as purely selling into tablets and handsets today, but does Snapdragon start selling into cameras and TVs and all kinds of other connected devices over time in your guys’ minds?
STEVE MOLLENKOPF
Absolutely, I think that is absolutely the vision. We actually believe that the market is moving very rapidly toward bringing those type of technologies. and really the expectation that the applications that you run on your phone are going to be running in many, many places that you interact with. I think that is a very, very powerful trend in the industry and we are going to try to accelerate it to the greatest degree possible.
ROD HALL
Okay. Thanks a lot, guys.
OPERATOR
Mark Sue, RBC Capital Markets.
MARK SUE
Steve or Craig, recognizing that it’s early, are there some thoughts on the cost and power savings which can be passed down to your customers once you do have a fully integrated solution that integrates Atheros? And then Bill, quickly on your thoughts on accretion, how we might get there and what other moving parts there considering that it does seem like it’s going to be two separate paths for quite some time? Should we also expect some cost synergies in addition to the revenue synergies?
STEVE MOLLENKOPF
Sure; I will take the first one. We talked a bit about how some of the advantages of integration at our analyst meeting and we will not be — nothing will change in terms of that regard. It’s probably a bit too early for us to try to set an expectation about how we can deal with that. I would say one thing though that because of our combination and the fact that we tend to — through Qualcomm and the systems business tend to drive maybe a little faster to the advanced nodes, it probably provides a bit more of leading edge access to some of the other businesses . But it’s really too early for us, I think, to set an expectation there.
BILL KEITEL
Mark, on the accretion question, yes, there will be cost synergies. We expect that to come more about from the opportunities we have seen working together thus far with Atheros from a reduction of what we would otherwise be adding into Qualcomm. So I think, as you know, we didn’t give specific guidance beyond fiscal 2011, although we did say that we are — our internal plans have double-digit growth both in the QCT and QTL over the next five years. And so for fiscal 2012 our internal plans at this point, we are seeing with this acquisition an increment in revenue and a reduction in the cost profile that we otherwise — we were seeing.
MARK SUE

Okay. Thank you and good luck, gentlemen.
OPERATOR
Mark McKechnie, Gleacher & Company
MARK MCKECHNIE
Thanks and congrats to both companies on the merger here. A lot of the good questions have been asked. But Atheros’ core competency, getting RF to run on digital CMOS, maybe for Craig and/or Steve, do you see any application of that technology within the Qualcomm chip roadmap for the cellular applications or is that a little too far out to think about?
CRAIG BARRATT
Mark, this is Craig. I mean, that technology capability, which Atheros has very successfully applied in our technology areas, I think has been well available and Qualcomm, I think, has a very similar capability that they have been applying in the cellular market. Both teams, I think, are going to be very focused on leveraging common technologies and also driving integration. Of course, doing that on a CMOS-based technology has really been the bread and butter for both companies for many years.
MARK MCKECHNIE
Great, that helps. Thank you.
OPERATOR
Stacy Rasgon, Sanford Bernstein.
STACY RASGON
Hi guys. Thanks for taking my question. How do you feel about your complete portfolio now post the acquisition? And are there any other areas that you might be looking to augment as well?
STEVE MOLLENKOPF
Stacy, this is Steve. Actually we feel very, very good about where we are sitting, both from a technology perspective as well as a channel perspective. And also I think we are going to learn — from the Qualcomm side we are going to learn a lot about some markets that we have just started to engage with. So I think there is really going to be a flow back and forth in terms of learning. In terms of technology, I think we are going to continually be looking at how we are going to need to continue to invest in the business to continue to grow it, as we would at any time, even if we hadn’t had this call. So we continue to make — drive the business by investing in technology and delivering that in a way that other people probably can’t because of our scale. So I don’t think anything really changes there, but we are certainly in a better position today than we were before.
STACY RASGON
Got it. And one other quick housekeeping question; you said that Craig you will be reporting to Steve. Does that imply that QNC is going to be subsumed within QCT or will it be split out? And if it’s subsumed how is that going to impact the reporting those things like MSM shipments and QCT margins and the like?
BILL KEITEL
Stacy, this is Bill. For our external reporting, given the strong similarities in Atheros and QCT and the fact that it will report to Steve, it will be a segment reported within QCT.
STEVE MOLLENKOPF
Can I say also, just from an industry perspective, we thought it was important to maintain one unified voice in terms of how we interact with the industry? And we really have done that under the QCT name for a long time. For example, how we integrate or how we deal with the GSA and the SIA and a number of our suppliers. I think it’s important for us to maintain a unified, this is Qualcomm semiconductor business. It’s just I think grown in terms of capability and stated ambition.
STACY RASGON
And the only reason I ask is that you know how people always have a relatively hyper focus on the QCT margins. I mean this would be dilutive to QCT margins, I would assume, once it’s integrated.
BILL KEITEL
Yes, Stacy, Atheros has operated at a bit lower gross margin and operating margin than has QCT. But as we said, we see this accretive to fiscal 2012 and beyond.

STACY RASGON
Absolutely, absolutely. It’s just people always focus on that number; I just wanted to check. Thank you, guys.
OPERATOR
Jonathan Goldberg, Deutsche Bank.
JONATHAN GOLDBERG
Hi, good morning. I am going to hazard a guess that this is not the first time you two have considered combining. If you thought about this a few years ago, what has changed today and what gives you greater confidence that you are stronger together? What is new here and how does that affect how you are going to integrate the two companies? Thanks.
STEVE MOLLENKOPF
Jonathan, this is Steve. We have had, I think, a long-standing integration relationship, as Craig mentioned, where the two teams have worked together to deliver products on a common platform which tends to have been associated with the MSM. So I think we have a very strong familiarity with each other and I think actually — I think strong affinity, both technically and personally. But I think at this point, in terms of timing, it’s really — for us it’s we see the industry changing pretty rapidly per the strategic discussion that we had earlier and we thought this is the time really to create a leadership position in the face of that change. And I think it’s very good timing for us.
CRAIG BARRATT
I just wanted to jump in there as well. I think compared with a few years ago Atheros now has much more substantial scale and a much more broader portfolio of technologies . And I think the trend that we see out there, as I mentioned earlier, is just this ever-growing trend of more and more connected devices that we use and we use throughout the home and work. Putting those two things together I think makes this acquisition look that much more exciting for us strategically.
JONATHAN GOLDBERG
Great. Thank you and good luck.
OPERATOR
Romit Shah, Nomura Securities.
ROMIT SHAH
Hi. You guys have not done an acquisition of this size as far as I know. Can you just discuss your execution strategy for maintaining the relationships on the PC and networking side where previously you haven’t had a presence and presumably there is some uncertainty today? Thank you.
STEVE MOLLENKOPF
Sure, this is Steve. A couple of side; on the internal side, product delivery side, it’s — as we said, it’s really more of an extension of the existing integration relationship that we have had. And as we mentioned earlier, a lot of the technologies are complimentary so it’s probably one of the — there are a number of topics that don’t come up when those issues hit. The other side to remember too is in addition to having a technical integration relationship we have had to coordinate within the channel and across common sales accounts in the past. In fact, that is one of the reasons why I think some of the sales teams know each other quite well and it was fairly easy to meet the folks. So I think there is certainly opportunities there to make that better but we have had to establish a lot of these working relationships throughout the years anyway. Also, I should mention too that Craig is going to continue to be around and we are very excited about that. And I think it’s a key component of our integration strategy.
OPERATOR
Arnab Chanda, Roth Capital.
ARNAB CHANDA
Yes, a question for Craig. It seems like you are just at the cusp of getting success in some of the new devices like smartphone tablets. What was the genesis of selling the company at this point? Thank you.
CRAIG BARRATT
Arnab, I think it’s a good question. Looking at Atheros’ long-term strategic goals we just see an ever-increasing intersection with several key technologies. One, of course, is cellular and the evolution towards 4G. There is just a huge trend of more and more devices, and not just voice and data used in smartphones but ultimately machine-to-machine applications, the so-called Internet of things. And if I look out five or more years having that capability is really critical. Also, there are capabilities in application processors, media processing, and software depth and capability that I think is much more challenging for a smaller company like Atheros to really be world class at . And so when we look at the vertical platform capability of Qualcomm the horizontal channel that we can provide across a variety of segments and really the phenomenal capability of the combined technology of the two companies it’s, frankly, just compelling and it really accelerates a lot of our strategic objectives.
OPERATOR
David Wong, Wells Fargo.
DAVID WONG
Thanks very much. Can you give us some idea of what percentage of Atheros’ revenues are not WiFi related and similarly the percentage of the consumer revs that are wireless handset related?
CRAIG BARRATT
This is Craig. We actually — Atheros in its public reporting actually does not do a breakout by technology. To be clear, the breakout that we do provide is in our three main channels so that is the networking channel, the consumer channel, and the computing channel. So historically, the networking channel — that is mainly retail products, enterprise and service provider products, things like gateways, routers, and so on. Historically that has been a bit over 50% of our revenue. The PC business, roughly computing platforms, primarily has been around 20% of our business. And the consumer area that contains not only mobile phones but also gaming devices, digital cameras, ebook readers, a whole variety of consumer devices. That has been growing quite rapidly and that makes up the high 20% range. And that is the split that we report by channel.
DAVID WONG
Okay, thanks. One other quick one. I think you guys mentioned Qualcomm and Atheros have partnered in the past. Has there ever been an IP sharing arrangement? Is there any of Atheros IP or circuitry currently in any Qualcomm products?
CRAIG BARRATT
To date the partnership we have had has actually been more of a reference design relationship. It has been extensive; we have been working together closely for, I believe, five years. But this is doing silicon — each company is providing chips on a common hardware reference design so there is no IP sharing. Albeit we have done a lot of work to do software integration so that the time to market for our joint customers can be accelerated, and that has allowed the teams to really cooperate closely over the last several years.
DAVID WONG
Thanks so much.
OPERATOR
Gus Richard, Piper Jaffray.
GUS RICHARD
Yes, thanks for taking my question. Congratulations, I think the merger is brilliant. Just quickly, Craig, do you see the cellular technology as a third leg of home networking? And sort of any thought on — you use tensilica MIPS and Qualcomm is an ARM shop, do think you are going to migrate over to ARM?
CRAIG BARRATT
So taking both of those questions, just as we said earlier and I think as Steve reflected earlier, I think cellular technologies will be pervasive in many new applications. And so around the home we not only see many media devices in the home being the other end of the connection for the mobile phone or tablet, you are delivering media and content from the device, but we also see LTE technologies in the future being used as backhaul, for example, into devices in the home. So you can imagine gateways backhauled with LTE. Clearly, femtocells to flip things around, providing more capacity within the home are also become — will become more and more integral to the fabric in the home. And, ultimately, as we have reflected also, the overall trend with the Internet of things many more interconnected devices in the home. Many of those will use local area technologies; some will use wide-area technologies provided we have the right level of technology and capability to enable those. With regards to your specific question about processor cores, I think both companies have a great deal of experience with a variety of architectures. At Atheros we use MIPS and tensilica. And clearly as we look at the roadmaps and so on I think we will address that question over time. I think both companies, even on a combined basis, will continue to have a strong capability in multiple underlying technologies.
OPERATOR
Craig Berger, FBR Capital Markets.
CRAIG BERGER

Thanks so much for taking my question and congratulations. For Qualcomm, maybe Paul or Steve, it sounds like you guys want to get more aggressive in some of these non-WiFi, non-cellular technologies. Do you plan on stepping up your investments in that area or diverting other cost reductions from Atheros into those areas? What technologies might you still want to get into and how aggressive are you going to be pushing into China and other areas? Thank you.
STEVE MOLLENKOPF
Sure, this is Steve. I will take it and, Paul, please jump in as well. I think we definitely see it the way that you characterize it. We see this big opportunity to grow the business outside of the home space. As Bill characterized, we really had a plan and this helps us in terms of developing some of that plan so therefore we don’t have to invest as much as maybe we thought. Bill talked about some of those forward-looking synergies . As we start to grow those businesses it is conceivable that we will continue to need to invest, as we would in any case when we go into new business areas. So we had always had a plan to expand the business per the strategic discussions that we have had. And this is, I think, obviously a very big step in doing that and we will continue to invest as we need to, as we have always done actually, to grow the business.
PAUL JACOBS
This is Paul. So if you look back at some of the presentations we have been making recently, particularly I would say the analyst meeting this year and last year, we really have started to migrate the vision of where we think the industry is going to one where wireless is going to be an enabling technology. It’s going to be embedded into a lot of things. The phone is going to act as an interface for people into those other devices and so we have been on this path for a while. We have been planning this and I think this is a vision and a direction that has got a lot of legs to it. So we are going to continue to invest into this area and we are going to try and drive the future of this evolution.
CRAIG BERGER
Just as a follow-up, can you just remind us your desires or uses of cash between dividends, buybacks, future acquisitions, other? Thank you.
PAUL JACOBS
So we have been, I think, pretty aggressive about dividends and buybacks, return of capital to shareholders. We don’t have any other acquisitions that are of this size that are on the plate, but I never say never so things can happen. I will say it is great to be able to use the strong balance sheet that we have. One question that hasn’t come up was at this stage we see this acquisition being primarily funded with offshore cash, so that is also a nice thing. That is typically not available for dividends and buybacks.
OPERATOR
Alex Gauna, JMP Securities.
ALEX GAUNA
Thank you. Let me close it out by also saying congratulations. I was wondering if in a forward-looking sense in the areas of corporation on the client-side or consumer side are there any particularly new thrusts coming out. Is it in the [one by one N, two by two N], some of those beam forming capabilities where there is particular optimism in terms of growing your share in that category or is it maybe in the Bluetooth combo types of chips? I know you have had some recent announcements. And then also I am wondering about the metro WiFi footprint that Atheros has and how important that might be for Qualcomm in accelerating that initiative that I know has been underway for a couple of years as well.
CRAIG BARRATT
Alex, this is Craig. Atheros has I think broad leadership in many of the WiFi categories and this is back to my earlier point that WiFi has many different feature requirements and different technology requirements. So I think, we really believe over time that more and more advanced WiFi features will become important in high-performance platforms like tablets and other devices. So as you point out, migrations from single stream 11n to higher order solutions will become more and more important. And of course there are future major technology transitions in WiFi coming up with technologies like 11ac, 11ad and all of these will have a different lifecycle in every one of the channels and segments we talked about. And so this is where I think having scale of resources and technology capability will be very important. Now your comment about metro WiFi I think is important. We believe as cellular technologies migrate towards 4G we think there will be even more, a more significant part of the business model for our carriers that will involve local area offload. And so by having seamless and high-performance offload capability in those next generation networks will be important. And I think that is another case where having both a capability at both ends of that link for WiFi and of course a strong platform capability on the device side will be ever so more important.
ALEX GAUNA
Thank you. Congratulations again.

OPERATOR
At this time we have reached the end of the call. I would now like to turn the call back over to Dr. Jacobs for any remarks.
PAUL JACOBS
I want to thank everybody for joining us. Obviously, we are very excited by the acquisition. As I said earlier, it’s really an expression of a vision that has been evolving inside Qualcomm for a while. And obviously we have spent a lot of effort over the past decade or more spending R&D dollars, putting new capabilities into the cellular devices. Now we see those capabilities going out into all sorts of other types of devices. And so in Atheros we are combining with a very strong team that has executed extremely well and we see this great opportunity for growth together. It very much accelerates our expansion beyond cellular products as the industry is moving in that direction and allows us to bring together a set of complementary technologies to really provide the system solutions that we are known for. So I think the two companies together we are going to continue to drive our existing business model really leading in technology, innovation, focus on execution to performance specifications and schedules, and really continuing to work very, very closely with an increasing set of partners. And I just wanted to say to the Atheros team, we are really looking forward to working together even more closely. And to all of you that are on the call thanks very much for joining us.
OPERATOR
Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

Conference Call Presentation

QUALCOMM

QUALCOMM TO ACQUIRE ATHEROS

January 5, 2011

QUALCOMM TO ACQUIRE ATHEROS January 5, 2011

Safe Harbor Before we proceed with our presentation, we would like to point out that the following discussion will contain forward-looking statements from industry consultants, Qualcomm and others regarding industry trends, anticipated future results and product availability, potential market size, market shares and other factors that inherently involve risks and uncertainties, including the rate of development, deployment and commercial acceptance of CDMA- and OFDMA-based networks and technology and fluctuations in the demand for CDMA- and OFDMA-based products, services or applications. These and other risks and uncertainties relating to Qualcomm's business are outlined in detail in our most recent 10-K form filed with the Securities and Exchange Commission. Please consult those documents for a more complete understanding of these risks and uncertainties.

Additional Information Additional information and where to find it In connection with the proposed transaction, Atheros intends to file a definitive proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Atheros are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Atheros with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or from Atheros at www.atheros.com or by contacting Atheros Investor Relations at: David.Allen@Atheros.com and 408.830.5762. Participants in the solicitation Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros' stockholders in favor of the proposed transaction. A list of the names of Atheros' executive officers and directors and a description of their respective interests in Atheros are set forth in the proxy statement for Atheros' 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.

Qualcomm to acquire Atheros for $45 per share in cash Enterprise value of $3.1 billion Expected to close in first half 2011 subject to: Atheros stockholder vote Regulatory approvals Other customary closing conditions Modestly accretive to Qualcomm earnings per share in fiscal 2012, excluding amortization of acquired intangibles Qualcomm to Acquire Atheros

"It is Qualcomm's strategy to continually integrate additional technologies into mobile devices to make them the primary way that people communicate, compute and access content. This acquisition is a natural extension of that strategy into other types of devices. The combination of Qualcomm and Atheros is intended to accelerate this opportunity by utilizing best-in-class products for communications, computing and consumer electronics to broaden existing customer relationships and expand access to new partners and distribution channels." - Dr. Paul E. Jacobs, chairman and CEO of Qualcomm Overview

"Qualcomm and Atheros have a long history of collaboration and share a culture of technical innovation and execution excellence. The Atheros team will build upon Qualcomm's strengths and leadership to bolster our customers' ability to deliver innovative and differentiated products in the increasingly connected world." - Craig Barratt, president and CEO of Atheros Overview (cont.)

"With this acquisition and our complementary products, Qualcomm will be in a strong position to take our successful mobile strategy of bringing the best technologies together into a systems solution and apply this to new opportunities. We see this strategy as central to helping our customers capitalize on the ubiquitous connectivity and seamless experiences that are developing across mobile phones, computing and consumer electronics." - Steve Mollenkopf, EVP & Group President of Qualcomm Overview (cont.)

Headquartered in San Jose, CA Global semiconductor company providing innovative technologies for wireless and wired solutions Customer base across computing, retail, carrier and enterprise networking, and mobile and digital home consumer electronics markets Expert in designing single-chip wireless systems solutions in standard digital CMOS Record revenues in Q3 2010: $247 million 9 consecutive years of revenue growth 1,700+ employees globally About Atheros

Atheros' Solutions

	Networking	Computing	Consumer
Atheros Products	▪ Wireless LAN client and SoC chips ▪ Network processor chips ▪ Ethernet transceivers ▪ Ethernet switches ▪ Powerline SoCs	▪ Wireless LAN client chips ▪ Ethernet controllers ▪ Ethernet transceivers and controllers ▪ Bluetooth SoCs ▪ GPS SoCs	▪ ROCm Wireless LAN ▪ Ethernet transceivers ▪ Bluetooth SoCs ▪ GPS SoCs
Sold to			
Device Categories	▪ Wireless access points and routers ▪ Broadband gateways (DSL, Cable and PON) ▪ Ethernet switches ▪ Powerline adapters ▪ Cardbus and USB adapters ▪ Hybrid WiFi/Powerline routers	▪ Notebook computers ▪ Netbook computers ▪ Desktop computers ▪ Smartbook computers ▪ Tablets	▪ Mobile gaming ▪ Handsets and smartphones ▪ Media adapters ▪ PNDs ▪ Printers ▪ Televisions ▪ Blu-Ray players ▪ VoIP phones ▪ e-Books

Source: Atheros Company Filings

9

Atheros' Solutions Source: Atheros Company Filings Networking Computing Consumer Atheros Products Wireless LAN client and SoC chipsNetwork processor chipsEthernet transceiversEthernet switchesPowerline SoCs Wireless LAN client chipsEthernet controllersEthernet transceivers and controllersBluetooth SoCsGPS SoCs ROCm Wireless LANEthernet transceiversBluetooth SoCsGPS SoCs Device Categories Wireless access points and routersBroadband gateways (DSL, Cable and PON)Ethernet switchesPowerline adaptersCardbus and USB adaptersHybrid WiFi/Powerline routers Notebook computersNetbook computersDesktop computersSmartbook computersTablets Mobile gaming Handsets and smartphonesMedia adaptersPNDsPrintersTelevisionsBlu-Ray playersVoIP phonese-Books Sold to

Atheros’ Revenue Mix and Customers

Exposure To Several High Growth Opportunities

26%
51%
23%

■ Networking ■ Computing ■ Consumer

Total Q3 2010 Revenue: $247M

Representative Customers

COMPUTING
TOP 10 PC OEMS

CONSUMER

NETWORKING
LEADING OEMS

Source: Atheros Company Filings and Investor Presentation

10

Atheros' Revenue Mix and Customers (CHART) Exposure To Several High Growth Opportunities Representative Customers Total Q3 2010 Revenue: $247M Source: Atheros Company Filings and Investor Presentation COMPUTING TOP 10 PC OEMS CONSUMER NETWORKING LEADING OEMS

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